Exhibti 99.1

News Release

FOR IMMEDIATE RELEASE	CONTACT:
March 1, 2012
News Media
	Ruben Rodriguez	202-624-6620

Financial Community
	Douglas Bonawitz	202-624-6129

WGL Holdings Announces Plans to Jointly Develop 200-mile Interstate Pipeline with UGI Energy Services, Inc. and Inergy Midstream, L.P.

WASHINGTON, DC – WGL Holdings, Inc. (NYSE: WGL), today announced that its subsidiary, Capitol Energy Ventures Corp. (CEV), has entered into an agreement with UGI Energy Services, Inc. and Inergy Midstream, L.P., to jointly market and develop a 200-mile interstate pipeline known as the Commonwealth Pipeline. The proposed pipeline is expected to go into service in 2015, and transport at least 800,000 dekatherms of natural gas per day. Capital Energy Ventures Corp. and UGI Energy Services, Inc. are expected to execute precedent agreements to become anchor shippers on the pipeline.

“We look forward to a mutually beneficial alliance with UGI Energy Services and Inergy Midstream as well as success for all our stakeholders,” said WGL Holdings Chairman and CEO Terry D. McCallister. “This agreement is a testament to our commitment to invest in, and maintain, a strong pipeline infrastructure. The expansion and reinforcement of our regional natural gas delivery system will benefit all those residential and commercial customers who rely on natural gas.”

The pipeline is planned to extend south from the terminus of Inergy’s Marc I line in Lycoming County, Pennsylvania and run through central and eastern Pennsylvania accessing markets in and around Philadelphia, Baltimore and the Washington, D.C., metropolitan region. The new pipeline will provide these markets with direct access to abundant supplies of Marcellus natural gas through a safe, reliable and cost-effective transportation system. The pipeline is expected to cross and link with a number of interstate pipelines along its route, providing even greater supply diversity to the mid-Atlantic region while simultaneously providing Marcellus producers with direct access to expanding markets currently served by legacy interstate pipelines.

WGL Holdings, Inc. • 101 Constitution Avenue, N.W. • Washington, DC 20080 • www.wglholdings.com

The sponsors expect to own equal equity interests in the project company formed to own the pipeline. Inergy Midstream will construct and operate the pipeline which is expected to cost approximately $1.0 billion and be funded equally by the sponsors.

A non-binding open season will be announced in March 2012, for shippers interested in acquiring capacity on the proposed pipeline.

CEV has engaged Vega Energy Partners, Ltd., to assist in marketing transportation capacity for the pipeline.

Headquartered in Washington, D.C., WGL Holdings, Inc. has four operating segments: (i) the regulated utility segment, which primarily consists of Washington Gas, a natural gas utility that serves over one million customers throughout metropolitan Washington, D.C., and the surrounding region; (ii) the retail energy-marketing segment which consists of Washington Gas Energy Services, Inc., a third-party marketer that competitively sells natural gas and electricity; (iii) the commercial energy systems segment, which consists of Washington Gas Energy Systems, Inc., a provider of energy efficiency solutions to government and commercial clients and (iv) the wholesale energy solutions segment, which consists of Capitol Energy Ventures Corp., a non-utility asset optimization business.

Additional information about WGL Holdings, Inc. is available on its website, wglholdings.com. Go to washingtongas.com for more information about Washington Gas Light Company.

Forward-Looking Statements

This news release and other statements by us include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the outlook for earnings, revenues and other future financial business performance or strategies and expectations. Forward-looking statements are typically identified by words such as, but not limited to, “estimates,” “expects,” “anticipates,” “intends,” “believes,” “plans,” and similar expressions, or future or conditional verbs such as “will,” “should,” “would,” and “could.” Although we believe such forward-looking statements are based on reasonable assumptions, we cannot give assurance that every objective will be achieved. Forward-looking statements speak only as of today, and we assume no duty to update them. Factors that could cause actual results to differ materially from those expressed or implied include, but are not limited to, general economic conditions and the factors discussed under the “Risk Factors” heading in our most recent annual report on Form 10-K and other documents we have filed with, or furnished to, the U.S. Securities and Exchange Commission.

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WGL Holdings, Inc. • 101 Constitution Avenue, N.W. • Washington, DC 20080 • www.wglholdings.com